Exhibit 99.1

Tel-Instrument Electronics Corp (“TIK”) Announces Improved Results for Second Quarter of 2011 Fiscal Year

CARLSTADT, N.J.--(BUSINESS WIRE)--November 16, 2010--Tel Instrument Electronics Corp. (“Tel” or “Company”) whose stock is traded on the NYSE AMEX under the “TIK” symbol announced today that it sustained a net loss of approximately $88,000 in the second quarter of fiscal year 2011 on sales of $3.05 million. Revenues increased 24% from the first quarter and the net loss decreased substantially from both the prior year period and the first quarter.

After several difficult years, Tel is now poised to capitalize on the significant investments we have made in new technology. Starting in the current fiscal quarter ending December 31, 2010, the Company expects to significantly increase its sales volume and return to solid profitability. This is attributable to strong sales of our legacy military products and CRAFT AN/USM 719 units. The Company is also beginning limited pilot production shipments of the CRAFT AN/USM 708 multi-purpose test set in the current quarter. The CRAFT AN/USM 708 and ITATS AN/ARM 206 both remain in Navy technical evaluation, although we have received orders for 160 CRAFT 708 units and 102 ITATS 206 units. Production on these orders will commence following the successful conclusion of Navy testing. The Company believes that the Navy will exercise the remaining production options for the CRAFT AN/USM 708 prior to the end of this fiscal year. Revenues should increase substantially in the next fiscal year when volume production of these two new units, as well as the TS-4530A IFF test set, commence. Given the cost structure for our business, and the expected decline in engineering expenses, this increase in revenues should translate into strong bottom line operating results going forward.

As previously reported, the Company concluded a loan agreement in September 2010 in order to raise additional funding to support the increasing volume of sales and as a bridge to the anticipated higher sales and cash flow commencing in the latter part of this fiscal year. The $2.5 million loan agreement with BCA Mezzanine Fund L.P. is a five year loan at 14% per year, payable interest only in the first year at approximately $29,000 per month, and thereafter payments will be approximately $69,000 monthly until paid.

The Company used the loan proceeds to repay its bank loan and fund working capital needs to support increases in inventories and accounts receivable. As a result, the Company increased working capital by approximately $1.8 million as it replaced the bank loan, classified as a current liability, with the BCA Loan, which is mostly classified as long-term debt. The Company believes that it now has adequate funding to support the anticipated substantial increase in sales.

At September 30, 2010 the Company’s backlog was approximately $32.8 million as compared to approximately $18.3 million at September 30, 2009. Recently, the Company received orders, included in the aforementioned backlog, for approximately $6.5 million, most of which will be shipped in the current fiscal year.

The Annual Meeting of Shareholders will be held on December 15, 2010, at the Company’s facilities at, 728 Garden Street, Carlstadt, NJ, at 4:00 p.m. Shareholders of record at the close of business on November 16, 2010 will be entitled to notice and to vote their shares at the Annual Meeting. The Proxy material will be mailed to shareholders of record on or about November 29, 2010.

This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company’s previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

The Company’s stock is traded in the American Stock Exchange under the symbol TIK.

CONTACT:
Tel-Instrument
Mr. Joseph P. Macaluso, 201-933-1600